Exhibit 10.8
AGREEMENT

    THIS AGREEMENT (this “Agreement”) is entered into this 6th day of May, 2020 (the “Effective Date”), by and between Harold E. Schwartz (“Executive”) and MFA Financial, Inc. (“MFA” or the “Company”).

WHEREAS, the Company and Executive desire to enter into an agreement to reflect their understanding with respect to termination benefits to be provided in the event of a qualifying termination of Executive’s employment as set forth herein.

WHEREAS, Executive has agreed to certain confidentiality and non-solicitation covenants contained herein in consideration of the additional benefits provided to Executive under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.Term of Agreement. The term of this Agreement shall commence as of the Effective Date and shall continue in effect until December 31, 2021 (the “Expiration Date”) or, if earlier, the date on which Executive’s employment terminates in accordance with Section 2 below. For the avoidance of doubt, if Executive does not experience a qualifying termination of employment in accordance with Section 2 below prior to the Expiration Date, this Agreement shall terminate, and neither Executive nor the Company shall have any further rights under this Agreement.

2.Qualifying Termination of Employment.

(a)    Termination by the Company Without Cause or by Executive for Good Reason. In the event Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason (and not, for the avoidance of doubt, in connection with a termination of employment on account of death or disability), in either case prior to the Expiration Date, Executive shall be entitled to receive the severance benefits described below, subject to Section 2(e):

(i)    Executive shall receive a lump sum cash payment of an amount equal to the sum of (i) Executive’s annual base salary in effect immediately before the Termination Date (as defined in Section 3) without regard to any adjustments constituting Good Reason, if applicable, and (ii) the average of the annual bonuses paid to the Executive for the three calendar years preceding the Termination Date. Such payment shall be made as soon as practicable following the effective date of the Release (as defined below) but no later than the 60th day after the Termination Date.

(ii)    The Company shall reimburse Executive for 100% of the COBRA premiums incurred by Executive for Executive and his eligible dependents under the Company’s health care plan during the 12 month period following the Termination Date. Such reimbursements shall be provided on the payroll date immediately following the date on which Executive remits the applicable premium payment and shall commence within 60 days after the Termination Date; provided that the first payment shall include any reimbursements that would have otherwise been payable during the period beginning on the Termination Date and ending on the date of the first reimbursement payment. Reimbursement payments shall be treated as taxable compensation to Executive to the extent required by law.
(iii)    All of Executive’s outstanding equity-based awards (e.g., restricted stock, phantom shares and restricted stock units) shall be treated in accordance with the following:
A.Except as otherwise provided in (B) below, all unvested awards shall immediately vest and be distributed or otherwise settled as soon as practicable following the effective date of the Release but no later than 60 days following the Termination Date.
B.Any equity award that is subject to vesting based on the achievement of performance goals shall vest in accordance with the terms and conditions applicable to such award; provided that the equity award shall vest no less favorably than the following: as of the Termination Date, the Executive shall vest in a pro-rata portion of the target value of such award. The pro-rata portion shall be equal to the product of (I) the target value of such award, and (II) a fraction, the numerator of which is the number of days during the performance period that would have elapsed as of the anniversary of the date of grant of such award next following the Executive’s Termination Date (but not beyond the end of the applicable performance period), and the denominator of which is the number of days in the performance period. Distribution of such award shall be made as soon as practicable following the effective date of the Release but no later than 60 days following the Termination Date.
C.Notwithstanding the provisions of this Section 2(a)(iii), to the extent that any award agreement governing any of Executive’s equity awards outstanding as of the Termination Date contains provisions more favorable than those set forth in this Section 2(a)(iii), then such provisions shall apply to Executive if Executive’s employment terminates under the applicable circumstances set forth in such award agreement.
(b)    Other Payments. Executive shall receive any accrued but unpaid base salary and any other amounts earned, accrued or owing but not yet paid to Executive and any other benefits in accordance with the terms of any applicable plans and programs of the Company.

(c)    Payments Subject to Section 409A and Other Applicable Law.
i.Notwithstanding anything herein to the contrary, Executive shall not be entitled to any payment pursuant to this Section 2 prior to the earliest date permitted under Section 409A of the Code, and applicable Treasury regulations thereunder. To the extent any payment pursuant to this Section 2 is required to be delayed six months pursuant to the special rules of Section 409A of the Code related to “specified employees,” each affected payment shall be delayed until six months after Executive’s termination of employment, and, unless provided otherwise, with the first such payment being a lump sum equal to the aggregate payments Executive would have received during such six-month period if no payment delay had been imposed. Any payments or distributions delayed in accordance with the prior sentence shall be paid to Executive on the first day of the seventh month following Executive’s termination of employment. If Executive dies during the postponement period prior to payment, the amounts delayed shall be paid within 60 days after the date of Executive’s death.
ii.Notwithstanding any other provision contained herein, to the extent any payments or distributions due to Executive upon termination of employment under this Agreement are subject to Section 409A of the Code a termination of Executive’s employment shall be interpreted in a manner that is consistent with the definition of a “separation from service” under Section 409A of the Code and the applicable Treasury regulations thereunder.  Notwithstanding anything elsewhere to the contrary, Executive shall have no duties following any termination of his employment with MFA that are inconsistent with his having a “separation from service” for purposes of Section 409A of the Code and any regulations thereunder.
iii.In the case of any amounts that are payable to Executive under this Agreement in the form of installment payments, Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(2)(iii).
iv.Notwithstanding anything herein to the contrary, in the event that the reimbursements provided pursuant to Section 2(a)(ii) would subject Executive or the Company to adverse tax consequences under Section 105(h) of the Code or any tax penalties, then the parties shall enter into an economically consistent arrangement that does not cause either party to incur such adverse tax consequences or penalties.
(d)    No Mitigation; No Offset. In the event of any termination of Executive’s employment under this Agreement, Executive shall be under no obligation to seek other employment or otherwise in any way to mitigate the amount of any payment provided for in this Section 2, and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

(e)    Release. The Company’s obligation to make any payment or provide any benefit pursuant to this Section 2 shall be contingent upon, and is the consideration for, (i) Executive executing and delivering to the Company, within 50 days after termination of his employment, a general release (the “Release”), substantially in the form annexed hereto as Exhibit A (with any revisions necessary to comply with applicable law as reasonably determined by counsel to MFA and provided in writing to Executive within five business days after the Termination Date), and (ii) such release becoming irrevocable in accordance with its terms.  Notwithstanding any provision of Section 2(a), in the event that the 60-day period following the Termination Date spans two calendar years, any such payments or benefits required to be made hereunder during such 60-day period shall be made in the second calendar year, the first payment of which shall include all payments that would otherwise have been made prior thereto.
(f)    Parachute Payments.
(i)    Notwithstanding any other provisions of this Agreement to the contrary, in the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code (after taking into consideration any mitigating factors such as the value of any non-competition restrictions or similar factors), the Company shall reduce (but not below zero) the aggregate present value of the Payments under the Agreement to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide Executive with a greater net after-tax amount than would be the case if no such reduction was made. The Payments shall be reduced as described in the preceding sentence only if (A) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater than or equal to (B) the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of Excise Tax (as defined below) to which Executive would be subject with respect to the unreduced Payments). Only amounts payable under this Agreement shall be reduced pursuant to this Section 2(f), and any reduction shall be made in accordance with Section 409A of the Code.
(ii)    The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(iii)    All determinations to be made under this Section 2(f) shall be made by an independent registered public accounting firm or consulting firm selected by the Company immediately prior to a change of control, which shall provide its determinations and any supporting calculations both to the Company and Executive within ten days of the change of control. Any such determination by such firm shall be binding upon the Company and Executive. All fees and expenses of the accounting or consulting firm in performing the determinations referred to in this Section 2(f) shall be borne solely by the Company.
(g)    Resignation from Positions. Upon termination of Executive’s employment with the Company for any reason, Executive shall, as may be requested by the Company, resign from any position Executive then holds as an officer, director or fiduciary of the Company or any Company-related entity.  In furtherance of the foregoing, Executive shall execute and deliver to the Company any letters, documents and other instruments necessary or appropriate to effect such resignation.
    3.    Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 3:
a.“Cause” shall mean Executive’s (i) commission of a felony, a crime of moral turpitude or any crime committed against MFA, other than traffic violations; (ii) engagement in willful misconduct, willful or gross negligence, or fraud, embezzlement or misappropriation relating to significant amounts, in each case in connection with the performance of his employment duties; (iii) failure to adhere to the lawful directions of the Board of Directors of MFA or the Chief Executive Officer of MFA (the “CEO”) that are reasonably consistent with Executive’s duties and position; (iv) breach in any material respect of any of the provisions of Section 5 of this Agreement; or (vi) breach in any material respect of the terms and provisions of this Agreement resulting in material and demonstrable economic injury to MFA. Notwithstanding the foregoing, (A) Executive shall be given written notice of any action or failure to act that is alleged to constitute Cause (a “Default”), and if curable, an opportunity for 20 business days from the date of such notice in which to cure such Default, such period to be subject to extension in the discretion of the CEO and (B) regardless of whether Executive is able to cure any Default, Executive shall not be deemed to have been terminated for Cause without (I) reasonable prior written notice to Executive setting forth the reasons for the decision to terminate Executive for Cause, (II) an opportunity for Executive, together with his counsel, to be heard by the CEO and (III) delivery to Executive of a Notice of Termination approved by the CEO, stating his good faith opinion that Executive has engaged in actions or conduct described in the preceding sentence, which notice specifies the particulars of such action or conduct in reasonable detail; provided, however, MFA may suspend Executive with pay until such time as his right to appear before the CEO, as the case may be, has been exercised, so long as such appearance is within two weeks of the date of suspension.
b.“Code” shall mean the Internal Revenue Code of 1986, as amended.
c.“Good Reason” shall mean (i) a material diminution in Executive’s title, duties or responsibilities (other than in connection with Executive’s disability); (ii) relocation of

Executive’s place of employment without his consent outside the New York City metropolitan area; (iii) the failure of MFA to pay within 60 business days any material payment or benefits due from MFA; or (iv) the material failure by MFA to honor any of its material obligations to Executive.
For Good Reason to exist, Executive must provide written notice of an event purportedly constituting Good Reason within 90 days of its occurrence, MFA must have failed to cure such event within 15 days of such notice and Executive must provide written notice of his decision to terminate employment, such notice to be provided within 15 days of the expiration of such cure period.
(d) “Notice of Termination” shall mean the written notice of termination of Executive’s employment delivered by, as applicable, Executive or MFA.
(e) “Termination Date” shall mean the effective date of the termination of Executive’s employment relationship with the Company.
4.    Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 6. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon and (ii) specify the Termination Date in accordance with the requirements of this Agreement.
5.    Covenants.
(a)    Confidentiality. During the term of Executive’s employment with the Company, and at all times thereafter, Executive shall maintain the confidentiality of all confidential or proprietary information of the Company, or of any other person or entity with which Executive has been involved as a direct or indirect result of his employment by, or performance of consulting or other services (including, without limitation, as a director, officer, advisor, agent, consultant or other independent contractor) for, the Company (“Confidential Information”), and, except in furtherance of his employment by the Company or as specifically required by law or by court order or as permitted by Section 5(d) or in the course of carrying out his duties for the Company, he shall not directly or indirectly disclose any such information to any person or entity; nor shall he use Confidential Information for any purpose except for the benefit of the Company. For purposes of this Agreement, “Confidential Information” includes, without limitation: client or customer lists, identities, contacts, business and financial information; investment strategies; pricing information or policies, fees or commission arrangements of the Company; marketing plans, projections, presentations or strategies of the Company; financial and budget information of the Company; personnel information, personnel lists, resumes, personnel data, organizational structure, compensation and performance evaluations; information regarding the existence or terms of any agreement or relationship between the Company and any other party; and any other information of whatever nature, which gives to the Company an opportunity to obtain an advantage over its competitors who or which do not have access to such information. This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by, Executive; provided, however, that this Section 5(a) shall not apply to Confidential Information that is or becomes publicly known through no act or omission on Executive’s part.  Anything to the contrary notwithstanding, nothing in this Agreement shall prevent Executive from retaining papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, and copies of plans, programs and agreements relating to his employment.
(b)     Non-Solicitation of Employees. In consideration of Executive’s continued employment with the Company, MFA’s agreement to make severance benefits available pursuant to Section 2, and Executive’s being granted access to the trade secrets and other Confidential Information of the Company, Executive agrees that during Executive’s employment with the Company and during the period commencing on Executive’s date of termination of employment for any reason and ending on the first anniversary of Executive’s termination of employment, Executive will not, without the prior written consent of MFA, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), (i) solicit, encourage, or engage in any activity to induce any employee of MFA or its affiliates to terminate employment with MFA or its affiliates, or to become employed by, or to enter into a business relationship with, any other person or entity; or (ii) hire or retain any person who was an employee of MFA or its affiliates within the six month period preceding such action; provided that, (A) this Section shall not apply to any administrative employee of MFA or its affiliates or any person who was an administrative employee of MFA or its affiliates and (B) any hiring or solicitation pursuant to a general solicitation conducted by an entity that has hired or agreed to hire Executive and that does not directly or indirectly target current or former employees of MFA or its affiliates, or by a headhunter employed by such entity, which in either case does not involve Executive, shall not be a violation of this Section.
(c) Remedies.
i.Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its trade secrets and Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter and length of time, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints.
ii.Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company, and that, as a result, in the event that Executive breaches such covenants, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.   Executive therefore agrees that the Company, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach by Executive of any of such covenants, without the necessity of showing actual monetary damages or the posting of a bond or other security.
iii.Executive and MFA further agree that, in the event that any provision of this Section 5 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law.   Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 5 and that Executive will reimburse MFA and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 5 if either MFA and/or its affiliates prevails on any material issue involved in such dispute or if Executive challenges the reasonability or enforceability of any of the provisions of this Section 5, it being understood that Executive shall not be considered to have challenged the enforceability of this Section 5 by arguing that his conduct did not, in fact, violate the terms of this Section 5. It is also agreed that each of MFA’s affiliates will have the right to enforce all of Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 5.
(d)     Permitted Conduct.
i.Nothing in this Agreement, including the obligations set forth in this Section 5, restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Executive does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. Executive is not required to notify the Company that he has engaged in such communications with the Regulators.
ii.The Company hereby notifies Executive that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law. Nothing in this Agreement is intended to limit any rights under such federal law.
6.    Notices. Any notice given to either party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned, if to MFA, at its principal executive office, and if to Executive, at the address of Executive shown on MFA’s records or at such other address as such party may provide in writing.
7.    Company Recoupment Policy. Executive agrees that any compensation payable under the Agreement or otherwise shall be subject to any applicable recoupment or clawback policy that the Board may implement from time to time with respect to executive officers of the Company.
8.    Contents of Agreement; Amendment and Assignment.
(a)    Effective as of the Effective Date, this Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Compensation Committee of the Board and executed on its behalf by a duly authorized officer of the Company and by Executive; provided that, this Agreement shall not replace or supersede any obligation of the Company to provide severance payments in connection with the imposition of any non-competition restrictions set forth in any of Executive’s equity award agreements, notwithstanding the terms and provisions of such equity award agreements, and such obligation shall be in addition to the Company’s obligations hereunder. For the avoidance of doubt, each agreement evidencing Executive’s equity awards outstanding as of the Effective Date shall be deemed to be amended in accordance with the terms of this Agreement.
(b)    All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.
9.    Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.
10.    Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.
11.    Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
12.    Withholding Taxes. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall be responsible for all taxes applicable to amounts payable under this Agreement and payments under this Agreement shall not be grossed up for taxes.
14.    Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Maryland without giving effect to any conflict of laws provisions.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

MFA FINANCIAL, INC.

            By:    /s/ Craig L. Knutson
            Name: Craig L. Knutson
            Title: Chief Executive Officer
            Date: May 6, 2020

                /s/ Harold E. Schwartz
Name: Harold E. Schwartz
Date: May 6, 2020

Exhibit A
Release
This Release of Claims (this “Release”) is made as of ____________ ___, 20__, by and between MFA FINANCIAL, INC. (“MFA”) and Harold E. Schwartz (the “Executive”).
(a)    The Executive, on behalf of himself, his agents, heirs, successors, assigns, executors and administrators, in consideration for the termination payments and other consideration provided for under the Agreement entered into by MFA and the Executive, effective as of [DATE] (the “Agreement”), hereby forever releases and discharges MFA, and its successors, its affiliated entities, and, in such capacities, its past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, successors and assigns (collectively, the “Releasees”) from any and all known and unknown causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of whatsoever kind and character in any manner whatsoever arising on or prior to the date of this Release, including but not limited to (i) any claim for breach of contract, breach of implied covenant, breach of oral or written promise, wrongful termination, intentional infliction of emotional distress, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation or employment discrimination, and including without limitation alleged violations of Title VII of the Civil Rights Act of 1964, as amended, prohibiting discrimination based on race, color, religion, sex or national origin; the Family and Medical Leave Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; other federal, state and local laws, ordinances and regulations; (ii) any and all liability that was or may have been alleged against or imputed to MFA by the Executive or by anyone acting on his behalf; (iii) all claims for monetary or equitable relief, employment or reemployment with MFA in any position, and any punitive, compensatory or liquidated damages; and (iv) all rights to and claims for attorneys’ fees and costs except as otherwise provided in the Agreement. The only claims that are not being waived and released by the Executive under this Release are (i) claims for indemnification or D&O coverage or any claim arising under, or preserved by, Section 2 of the Agreement, (ii) claims that, by applicable law, cannot be waived, (iii) claims based on any wrongful act or omission occurring after the date Executive signs this Release, (iv) claims to benefits under any compensation or benefit plan, program or arrangement in which the Executive was participating as of the Termination Date, and (v) claims challenging the legality of this Release in a legal proceeding pursuant to the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act. The Executive acknowledges that the Executive has not made any claims or allegations related to sexual harassment or sexual abuse and none of the termination payments and other consideration provided for under the Agreement are related to sexual harassment or sexual abuse.
(b)    Except as provided in Section (c) below, the Executive warrants, represents and certifies that he has not filed or instituted, and, no person or agency has filed or instituted on his behalf and/or at his direction, any complaints, lawsuits, arbitration proceedings, actions, causes of action, in law or equity, administrative charges, claims, controversies, demands, grievances and/or proceedings whatsoever against any Releasee, in any forum. The Executive represents and warrants that he has not assigned any claim released herein.
(c)    Nothing in this Release or the Agreement restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, the Executive is waiving the Executive’s right to receive any individual monetary relief from MFA or any others covered by the Release of Claims resulting from such claims or conduct, regardless of whether the Executive or another party has filed them, and in the event the Executive obtains such monetary relief, MFA will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit the Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. The Executive does not need the prior authorization of MFA to engage in conduct protected by this paragraph, and the Executive does not need to notify MFA that the Executive has engaged in such conduct.
Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
(d)    BY HIS SIGNATURE BELOW, THE EXECUTIVE ACKNOWLEDGES THAT:
(1)    HE HAS RECEIVED A COPY OF THIS RELEASE AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;
(2)    IF HE SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF TWENTY-ONE DAYS, HE KNOWINGLY AND VOLUNTARILY WAIVES AND GIVES UP THIS RIGHT OF REVIEW;
(3)    HE HAS THE RIGHT TO REVOKE THIS RELEASE FOR A PERIOD OF SEVEN (7) DAYS AFTER HE SIGNS IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO MFA’S GENERAL COUNSEL, NO

LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER THE DAY ON WHICH HE SIGNED THIS RELEASE;
(4)    THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE RELEASE HAVING BEEN REVOKED (THE “EFFECTIVE DATE”);
(5)    THIS RELEASE WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE REVOCATION PERIOD REFERRED TO IN SECTION (d)(3).
(6)    MFA ADVISES THE EXECUTIVE TO CONSULT WITH AN ATTORNEY. THEREFORE, HE IS AWARE OF HIS RIGHT TO CONSULT AN ATTORNEY, HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS RELEASE;
(7)    NO PROMISE OR INDUCEMENT FOR THIS RELEASE HAS BEEN MADE EXCEPT AS SET FORTH IN THIS RELEASE;
(8)    HE IS LEGALLY COMPETENT TO EXECUTE THIS RELEASE AND ACCEPT FULL RESPONSIBILITY FOR IT; AND
(9)    HE HAS CAREFULLY READ THIS RELEASE, ACKNOWLEDGES THAT HE HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT, AND WARRANTS AND REPRESENTS THAT HE IS SIGNING THIS RELEASE KNOWINGLY AND VOLUNTARILY.
IN WITNESS WHEREOF, the parties have hereunto set their hands this _____ day of ____________, 20__.

By:	___________________________________
Name: Harold E. Schwartz